Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 29, 2021 on our audits of the consolidated financial statements of Air Industries Group and Subsidiaries (the “Company”) as of and for the years ended December 31, 2020 and 2019, respectively, which report was included in the Annual Report on Form 10-K of the Company filed March 29, 2021, in the Company’s Registration Statements on Form S-3 (Registration No. 333- 234015) and Form S-8 (Registration Nos. 333-191560, 333-206341, 333-217393 and 333-219487).

Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

March 29, 2021